UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 21, 2012

Enstar Group Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 18 Queen Street, Hamilton HM JX Bermuda		N/A
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 21, 2012, AML Acquisition, Corp. (“AML Acquisition”), an indirect, wholly-owned subsidiary of Enstar Group Limited (the “Company”), as borrower, entered into a Term Facility Agreement with National Australia Bank Limited and Barclays Bank PLC (the “SeaBright Facility”). The SeaBright Facility provides for a four-year term loan facility pursuant to which AML Acquisition is permitted to borrow up to an aggregate of $111.0 million, which will be available to fund up to 50% of the purchase price for the Company’s previously announced agreement to acquire SeaBright Holdings, Inc. (“SeaBright”). The Company plans to acquire SeaBright by way of a merger of AML Acquisition with and into SeaBright (the “Merger”), with SeaBright surviving the Merger as an indirect, wholly-owned subsidiary of the Company. As of the date of this Current Report on Form 8-K, AML Acquisition has not borrowed any of the amount available under the SeaBright Facility. Consummation of the Merger is subject to customary closing conditions, including the receipt of certain regulatory approvals. The Merger is currently expected to close in the first quarter of 2013.

The SeaBright Facility is currently secured by a security interest in all of the assets of AML Acquisition, as well as a pledge of the stock of AML Acquisition by its sole stockholder. Following completion of the Merger, SeaBright (as the survivor of the Merger) would become the borrower under the SeaBright Facility and the facility would be secured by a security interest in all of the assets of SeaBright, a pledge of the stock of SeaBright by its sole stockholder, a pledge of the stock of SeaBright Insurance Company, Paladin Managed Care Services, Inc., and PointSure Insurance Services, Inc. (which are wholly-owned subsidiaries of SeaBright) by SeaBright, and a security interest in all of the assets of Paladin Managed Care Services, Inc. and PointSure Insurance Services, Inc.

From the date of the SeaBright Facility until the date that is one month after the completion of the Merger, the undrawn and uncancelled amount of the SeaBright Facility will incur a fee of 1% per annum. Interest on amounts borrowed will be payable at the end of each interest period chosen by the borrower or, at the latest, each six months. The interest rate will be LIBOR plus 2.75% for the first 18 months from the date on which the loan under the SeaBright Facility is made, and will increase to LIBOR plus 3.50% thereafter; the interest rate is subject to increase by an incremental amount tied to certain regulatory costs, if any, that may be incurred by the lenders. The SeaBright Facility imposes various financial and business covenants on AML Acquisition (and, following completion of the Merger, SeaBright), including limitations on mergers and consolidations, acquisitions, indebtedness and guarantees, restrictions as to dispositions of stock and assets (except for certain permitted dispositions), restrictions on dividends, and limitations on liens.

During the existence of any payment default, the interest rate would be increased by 1.0%. During the existence of any event of default (as specified in the SeaBright Facility), the lenders may cancel their commitments, declare all or a portion of outstanding amounts immediately due and payable, declare all or a portion of borrowed amounts payable upon demand, or proceed against the security. The SeaBright Facility terminates and all amounts borrowed must be repaid on the fourth anniversary of the date the term loan is made.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of the Company and its management team. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. In particular, the Company may not be able to complete the Merger due to a number of factors, including but not limited to a failure to obtain governmental and regulatory approvals or to satisfy other closing conditions.

The foregoing list of important factors is not exhaustive. Other important risk factors regarding the Company may be found under the heading “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2011, and are incorporated herein by reference. Furthermore, the Company undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSTAR GROUP LIMITED

Date: December 28, 2012	By:	/s/ Richard J. Harris
Richard J. Harris
Chief Financial Officer

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